April 28, 1998



IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, NY 12203

Re:      IDS Life of New York Flexible Portfolio Annuity Account
         Post-Effective Amendment No. 2
         File No. 333-03867/811-07623

Ladies and Gentlemen:

I am familiar with the establishment of the IDS Life of New York Flexible Portfolio Annuity Account ("Account"), which is a separate account of IDS Life Insurance Company of New York ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

3. The contracts issued by the Company during the past fiscal year, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, were legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,



Sherilyn K. Beck
Associate Counsel

SKB/SP/dm